Aflac Incorporated 2011 Form 11-K

EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator
Aflac Incorporated 401(k) Savings and Profit Sharing Plan:

We consent to the incorporation by reference in the Registration Statement No. 333-158969 on Form S-8 of Aflac Incorporated of our report dated June 21, 2012, with respect to the statements of net assets available for plan benefits of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule of Schedule H, line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2011, which report appears in the December 31, 2011 annual report for Form 11-K of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan.

June 21, 2012
Atlanta, GA

EX-23-1